Exhibit 99.1

May 9, 2008

FOR IMMEDIATE RELEASE

Leiner Health Products Submits Proposed Agreement with Department of Justice to U.S. Bankruptcy Court For Approval

Resolves Allegations of Compliance Matters at Defunct Facility

CARSON, CA – May 9, 2008 – Leiner Health Products Inc. (“Leiner” or “the Company”) announced today that it has submitted a proposed agreement with the United States Department of Justice to the U.S. Bankruptcy Court in Delaware for approval. The proposed agreement would resolve the previously disclosed investigation concerning the production, control and distribution of certain over-the-counter (OTC) drug products at the Company’s now defunct Fort Mill, South Carolina facility. The agreement is subject to approval and acceptance by the United States District Court in Columbia, South Carolina.

This agreement would resolve the government’s investigation of allegations against Leiner, which were related to a previously disclosed Form 483 report the Company received from the Food and Drug Administration (FDA) on March 16, 2007. Both the investigation and the Form 483 pertained to activities that took place at the now closed Fort Mill facility prior to the arrival of the current Quality Control management team.

“Leiner took immediate action to correct this situation,” said Robert K. Reynolds, CEO and President of Leiner. “In addition to the closure of the affected facility, we also restructured our Quality Control systems, including top to bottom personnel changes and implementation of strengthened compliance programs to ensure that all products conform to Leiner’s rigorous standards.”

Under the terms of the agreement, Leiner Health Products, LLC, a subsidiary of Leiner Health Products Inc., would enter a plea of guilty to one count of mail fraud and would forfeit $10 million in cash in lieu of a fine. The agreement in no way implicates or affects Leiner’s ability to manufacture and distribute vitamin and mineral products.

Mr. Reynolds continued, “We are pleased to put these issues behind us, and we are committed to providing consumers with the best value and highest-quality products available in the marketplace.”

As previously announced on March 10, 2008, Leiner filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in Delaware in order to continue its operations and enhance the value of its business. The proposed agreement requires approval by, and has been submitted to the Bankruptcy Court in Delaware.

Additional information on the Chapter 11 process can be obtained from the Company’s website at www.leinerinformation.com or by calling 1-888-264-1304.

About Leiner Health
Founded in 1973 and headquartered in Carson, Calif., Leiner Health Products is America’s leading manufacturer of store brand vitamins, minerals, and nutritional supplements (VMS), as measured by retail sales, and supplies the food, drug, mass merchant and warehouse club (FDMC) retail market. Leiner provides the leading FDMC retailers with over 2,000 products to help its customers create and market high-quality store brands at low prices. It is also the largest supplier of VMS to the U.S. military. Leiner markets its own brand of vitamins under YourLife®. In 2007, Leiner distributed more than 21 billion doses that help offer consumers high quality, affordable choices to improve their health and wellness.

Media Contact:
Jen Brown, Weber Shandwick
(212) 445-8469